UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Covad Communications Group, Inc.

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On February 13, 2008, Covad Communications Group, Inc. issued a press release announcing results for the quarter ended December 31, 2007 and held an investor conference call to discuss such results. The press release and the transcript of the conference call are both included in this filing.
PRESS RELEASE ISSUED BY COVAD COMMUNICATIONS GROUP, INC.
DATED February 13, 2008

Media and Investors
Michael Doherty	Santina Scalione
408-952-7431	201-395-5703
mdoherty@covad.com	sscalion@covad.com
Covad Communications Group Reports
Fourth Quarter 2007 Results
Company delivers improved A-EBITDA and Cash Flow results;
Continued momentum in revenue from Growth Products
Financial and Business Highlights
•	$10.6 million in A-EBITDA

•	$7.4 million increase in cash, cash equivalents and short-term investments, and restricted cash and cash equivalents

•	$121.6 million in net revenues

•	$11.9 million ($0.04 per share) net loss

•	23 percent increase in subscription revenue from Growth products from the fourth quarter of 2006

•	22 percent increase in subscription revenue from T1 and Bonded T1 services from the fourth quarter of 2006

•	11 percent increase in subscription revenue from wireless from the fourth quarter of 2006

•	Announced definitive agreement to be acquired by Platinum Equity for $1.02 per share
San Jose, Calif. (February 13, 2008) – Covad Communications Group, Inc. (AMEX: DVW), a leading national provider of integrated voice and data communications, today announced its fourth quarter of 2007 financial results, including $121.6 million in net revenues, $10.6 million in A-EBITDA and a net loss of $11.9 million, or a $0.04 loss per share.
“The fourth quarter capped a year in which we improved A-EBITDA and cash flow, added value over our broadband pipes, expanded our distribution portfolio, and improved our strategic position,” said Charles Hoffman, Covad president and chief executive officer. “During the quarter we also signed a definitive agreement to be acquired by Platinum Equity for $1.02 per share. We are currently pursuing stockholder and regulatory approvals, and are confident that the acquisition will be completed sometime in the second quarter of 2008, as originally announced.”

Summary of Financial Results
•	Net revenues for the fourth quarter of 2007 totaled $121.6 million, a decrease of $0.3 million from the $121.9 million reported for the third quarter of 2007, and an increase of $2.1 million from the $119.5 million reported for the fourth quarter of 2006.

•	Direct subscribers for the fourth quarter of 2007 contributed $45.7 million of net revenues, or 37.6 percent, as compared to $45.3 million, or 37.2 percent, for the third quarter of 2007, and $42.3 million, or 35.4 percent, for the fourth quarter of 2006. Wholesale subscribers for the fourth quarter of 2007 contributed $75.9 million of net revenues, or 62.4 percent, as compared to $76.6 million, or 62.8 percent, for the third quarter of 2007, and $77.1 million, or 64.6 percent, for the fourth quarter of 2006.

•	Subscription revenue from Growth products for the fourth quarter of 2007 totaled $58.4 million, an increase of $1.6 million, or 2.8 percent, from the third quarter of 2007, and an increase of $10.9 million, or 22.9 percent from the fourth quarter of 2006. Covad’s growth products are T-1, business ADSL, Line-Powered Voice Access (“LPVA”), Voice over Internet Protocol (“VoIP”) and wireless. The increase from the third quarter of 2007 was attributable to increases in broadband subscription revenue from T-1, business ADSL and LPVA of $1.4 million, and VoIP subscription revenue of $0.2 million. The increase from the fourth quarter of 2006 was attributable to increases in broadband subscription revenue from T-1, business ADSL and LPVA of $8.1 million, VoIP subscription revenue of $2.4 million and wireless subscription revenue of $0.4 million. Subscription revenue from Growth products for the fourth quarter of 2007 contributed 52.6 percent of total subscription revenues, an increase of 1.6 percent from the third quarter of 2007 and an increase of 9.3 percent from the fourth quarter of 2006. Refer to the Selected Financial Data below, including Note 3, for additional information, including a summary of subscription revenue from Growth and Legacy products and a reconciliation of subscription revenue to the most directly comparable GAAP measure.

•	Subscription revenue from Legacy products for the fourth quarter of 2007 totaled $52.7 million, a decrease of $1.8 million, or 3.3 percent, from the third quarter of 2007, and a decrease of $9.5 million, or 15.3 percent from the fourth quarter of 2006. Covad’s legacy products, primarily sold through wholesale channels, are consumer ADSL, business SDSL, frame relay and high-capacity transport circuits. The decreases from the third quarter of 2007 and fourth quarter of 2006 were primarily attributable to decreases in broadband subscription revenue from consumer ADSL and business SDSL and frame relay products. Subscription revenue from Legacy products for the fourth quarter of 2007 contributed 47.4 percent of total subscription revenues, a decrease of 1.6 percent from the third quarter of 2007 and a decrease of 9.3 percent from the fourth quarter of 2006. Refer to the Selected Financial Data below, including Note 3, for additional information, including a summary of subscription revenue from Growth and Legacy products and a reconciliation of subscription revenue to the most directly comparable GAAP measure.

•	Revenue from business subscribers for the fourth quarter of 2007 contributed $97.9 million of net revenues, a 1.0 percent increase from the third quarter of 2007 and a 4.4 percent increase from the fourth quarter of 2006. Revenue from business subscribers comprised 80.5 percent of net revenues, up from 79.5 percent in the third quarter of 2007 and 78.6 percent in the fourth quarter of 2006. Revenue from consumer subscribers for the fourth quarter of 2007 contributed $23.7 million of net revenues, down from $24.9 million in the third of 2007 and $25.6 million in the fourth quarter of 2006. Revenue from consumer subscribers for the fourth quarter of 2007 comprised

19.5 percent of net revenues, down from 20.5 percent in the third quarter of 2007 and 21.4 percent in the fourth quarter of 2006.

•	Adjusted earnings before interest, taxes, depreciation and amortization (“A-EBITDA”) for the fourth quarter of 2007 totaled $10.6 million, up $0.3 million from the A-EBITDA reported for the third quarter of 2007, and up $3.9 million from the A-EBITDA reported for the fourth quarter of 2006. A-EBITDA in the fourth quarter of 2007 includes $2.1 million of expenses related to our pending merger agreement with Platinum, partially offset by lower operating expenses as a result of cost containment initiatives. Refer to the Selected Financial Data below, including Note 2, for additional information, including a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure.

•	Net loss for the fourth quarter of 2007 totaled $11.9 million, or $0.04 loss per share, compared to the $4.9 million net loss, or $0.02 loss per share, reported for the third quarter of 2007 and the $8.4 million net loss, or $0.03 loss per share, reported for the fourth quarter of 2006. As stated above, fourth quarter of 2007 includes expenses related to our pending merger. In addition, included in net loss and A-EBITDA above for the fourth quarter of 2007 is a $7.3 million charge from an arbitration award case with one of our former wholesale customers. The Company has filed a motion to vacate this arbitration award and it is waiting for the court’s decision.

•	Cash, cash equivalents and short-term investments, and restricted cash and cash equivalents at the end of the fourth quarter of 2007 totaled $71.6 million, an increase of $7.4 million when compared to the balance of $64.2 million at the end of the third quarter of 2007. This increase in cash, cash equivalents and short-term investments, and restricted cash and cash equivalents for the fourth quarter of 2007 was primarily as a result of an improvement in our cash generated from our operating activities and the cost containment initiatives stated above.
“The fourth quarter results were the successful outcome of our strategy to significantly improve our A-EBITDA and cash performance,” said Justin Spencer, Covad’s chief financial officer. “Combined with our operational and network expertise, these results provide a platform for us to improve A-EBITDA and cash flow in 2008.”
Due to the pending acquisition of Covad by Platinum, which is expected to close in the second quarter, Covad will not provide financial guidance for 2008.
Conference Call Information
Covad will conduct a conference call to discuss these financial results on February 13, 2008 at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time (PT). The conference call will be Webcast over the Internet. To listen to the call, visit the Event Calendar section on the Covad web site at http://www.covad.com/about_investors.html. Investors and press may also listen by telephone to the call by dialing (800) 218-9073. Participants are advised to call in 10 minutes prior to the start time. The conference call will be recorded and available for replay listening until 11:59 p.m. EST on Wednesday, February 20, 2008 by dialing (800) 405-2236 and reference pass code 11107430. A companion presentation providing graphical details of this press release is also available on the same investor section of the Covad Website.
About Covad
Covad is a leading nationwide provider of integrated voice and data communications. The company offers DSL, Voice Over IP, T1, Web hosting, managed security, IP and dial-up, broadband wireless, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.
About the Transaction
In connection with the proposed merger, Covad has filed a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement because it contains important information. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Covad at the Securities and Exchange Commission’s Web site at http://www.sec.gov.
The proxy statement and such other documents may also be obtained free of charge from Covad by directing such request to Covad Communications Group Inc., 110 Rio Robles, San Jose, CA Attention: Investor Relations; Telephone: 408-434-2130.
Covad and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of these individuals in the solicitation is set forth in Covad’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events. Examples of forward-looking statements include the company’s expected revenue and revenue growth, net loss, A-EBITDA, expected savings from our cost-reduction efforts, continuing optimization of our business, increased sales of our growth products, our ability to close the transaction with Platinum Equity in the second quarter 2008, and our ability to more efficiently operate our business and build a platform for sustainable success. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control that could cause actual results to differ materially from such statements. These risk factors include our ability to rapidly expand and deploy new services and improve and upgrade our existing network and services, the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)
Condensed Consolidated Balance Sheet Data

	As of	As of	As of
	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006
Cash, cash equivalents, and short-term investments	$65,956	$55,648	$62,072
Restricted cash and cash equivalents	5,667	8,534	19,578
Accounts receivable, net	30,186	35,625	31,151
All other current assets	7,807	9,657	11,148

Total current assets	109,616	109,464	123,949
Property and equipment, net	71,353	72,300	87,586
Collocation fees and other intangible assets, net	14,499	16,604	22,768
Goodwill	50,002	50,002	50,002
Deferred costs of service activation	23,580	25,920	24,268
Deferred debt issuance costs, net	2,209	2,623	3,823
All other long-term assets	1,470	1,765	912

Total assets	$272,729	$278,678	$313,308

Total current liabilities	$97,594	$89,839	$101,670
Long-term debt	172,461	172,461	167,240
Other long-term liabilities	38,944	42,687	42,044
Total stockholders’ equity (deficit)	(36,270)	(26,309)	2,354

Total liabilities and stockholders’ equity (deficit)	$272,729	$278,678	$313,308

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except per share amounts)
Condensed Consolidated Statements of Operations Data

	Three Months Ended			Twelve Months Ended
	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006	Dec 31, 2007	Dec 31, 2006
Revenues, net	$121,594	$121,878	$119,456	$484,207	$474,304
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	84,795	86,950	84,325	346,876	328,474
Benefit from federal excise tax adjustment	—	—	—	—	(19,455)
Selling, general and administrative	26,581	25,064	29,267	111,434	127,380
Depreciation and amortization of property and equipment	10,042	10,137	9,938	41,985	34,876
Amortization of collocation fees and other intangible assets	2,268	2,322	2,411	9,284	9,949
Provision for post-employment benefits	229	66	137	1,652	1,597
Provision for arbitration award	7,338	—	—	7,338	—

Total operating expenses	131,253	124,539	126,078	518,569	482,821

Loss from operations	(9,659)	(2,661)	(6,622)	(34,362)	(8,517)

Other expense, net	(2,285)	(2,243)	(1,820)	(8,605)	(5,432)

Net loss	$(11,944)	$(4,904)	$(8,442)	$(42,967)	$(13,949)

Loss per common share:
Basic	$(0.04)	$(0.02)	$(0.03)	$(0.14)	$(0.05)

Diluted	$(0.04)	$(0.02)	$(0.03)	$(0.14)	$(0.05)

Weighted-average number of common shares outstanding
Basic	298,044	298,013	295,683	297,489	290,262

Diluted	298,044	298,013	295,683	297,489	290,262

Gross Margin (Note 1)	$36,799	$34,928	$35,131	$137,331	$145,830
%	30.3%	28.7%	29.4%	28.4%	30.7%
A-EBITDA Calculation (Note 2)

	Three Months Ended			Twelve Months Ended
	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006	Dec 31, 2007	Dec 31, 2006
Net loss	$(11,944)	$(4,904)	$(8,442)	$(42,967)	$(13,949)
Plus: Other expense, net	2,285	2,243	1,820	8,605	5,432
Depreciation and amortization of property and equipment	10,042	10,137	9,938	41,985	34,876
Amortization of collocation fees and other intangible assets	2,268	2,322	2,411	9,284	9,949
Provision for arbitration award	7,338	—	—	7,338	—
Employee stock-based compensation	570	519	958	2,181	3,244

A-EBITDA	$10,559	$10,317	$6,685	$26,426	$39,552

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)
Consolidated Revenue Data

	Three Months Ended			Twelve Months Ended
(Note 3 through 7)	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006	Dec 31, 2007	Dec 31, 2006
Broadband subscription revenue	$92,265	$92,916	$93,100	$370,887	$373,658
VoIP subscription revenue	10,873	10,615	8,483	40,304	27,752
Wireless subscription revenue	3,763	3,679	3,377	14,497	10,872
High-capacity circuit subscription revenue	4,221	4,131	4,724	17,300	18,574

Total subscription revenue	111,122	111,341	109,684	$442,988	$430,856
Other revenue, net	10,472	10,537	9,772	41,219	43,448

Revenues, net	$121,594	$121,878	$119,456	$484,207	$474,304

Subscription revenue from Legacy products
Broadband — Consumer ADSL	$15,809	$16,456	$20,028	$68,580	$88,089
Broadband — Business SDSL & Frame Relay	32,666	33,938	37,407	137,909	154,872
High-capacity circuits	4,221	4,131	4,724	17,300	18,574

Total subscription revenue from Legacy products	52,696	54,525	62,159	223,789	261,535

Subscription revenue from Growth products
Broadband — T1, Business ADSL, LPVA	43,790	42,522	35,665	164,398	130,697
VoIP	10,873	10,615	8,483	40,304	27,752
Wireless	3,763	3,679	3,377	14,497	10,872

Total subscription revenue from Growth products	58,426	56,816	47,525	219,199	169,321

Total subscription revenue	111,122	111,341	109,684	442,988	430,856
Other revenue, net	10,472	10,537	9,772	41,219	43,448

Revenue, net	$121,594	$121,878	$119,456	$484,207	$474,304

Direct subscription revenue	$44,026	$43,736	$41,460	$172,434	$155,528
Wholesale subscription revenue	67,096	67,605	68,224	270,554	275,328

Total subscription revenue	$111,122	$111,341	$109,684	$442,988	$430,856

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL AND OPERATING DATA (unaudited)

Key Operating Data

	As of
	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006
End of Period Lines (EOP)
Company
Business	226,604	230,182	236,956
Consumer	260,647	274,898	282,059

Total Company	487,251	505,080	519,015

Wholesale
Business	163,261	166,078	171,647
Consumer	253,183	266,671	271,311

Total Wholesale	416,444	432,749	442,958

Direct
Business	63,343	64,104	65,309
Consumer	7,464	8,227	10,748

Total Direct	70,807	72,331	76,057

Direct VoIP
Customers	2,315	2,340	1,623
Stations	56,005	56,966	49,987
Sites	4,024	4,035	2,805

Direct Wireless
Subscribers	3,540	3,582	3,493

Average Revenue per User (ARPU)

	Three Months Ended
	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006
Company
Business	$107	$105	$101
Consumer	$24	$24	$24

Total Company	$62	$61	$59

Wholesale
Business	$90	$88	$84
Consumer	$24	$24	$24

Total Wholesale	$49	$48	$47

Direct
Business	$151	$150	$147
Consumer	$30	$30	$35

Total Direct	$138	$135	$130

Direct VoIP
Customers	$1,635	$1,665	$1,814
Stations	$64	$62	$58
Sites	$924	$926	$1,039

Notes to Unaudited Selected Financial Data
1.	Gross margin is calculated by subtracting cost of sales (exclusive of depreciation and amortization) from revenues, net.

2.	Management believes that Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“A-EBITDA”), defined as net loss excluding (i) depreciation and amortization of property and equipment, (ii) amortization of intangible assets, (iii) other income (expense), net, (iv) employee stock-based compensation expense, and (v) provision for arbitration award is a useful measure because it provides additional information about the company’s ability to meet future capital expenditure and working capital requirements and fund continued growth. Management excludes employee stock-based compensation expense from this measure to enhance the comparability of operating results without giving effect to these non-cash charges which are in part a function of matters over which management has no control. Management also excluded a $7.338 million provision for an arbitration award from Adjusted EBITDA because it believes the specific dispute from which this arbitration arose is not reflective of its ongoing business activities and that investors will benefit from an understanding of the performance of the Company’s business without giving effect to this unusual event. Management uses A-EBITDA to evaluate the performance of its business segments and as a factor in its employee bonus program. A-EBITDA should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. A-EBITDA is not a prescribed term under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. A-EBITDA generally excludes the effect of capital costs. Management reconciles A-EBITDA to net income or loss because it believes that net income or loss is the closest measure determined under accounting principles generally accepted in the United States that approximates A-EBITDA.

3.	Broadband, VoIP, Wireless and High-Capacity subscription revenues are defined as billings for recurring services provided during the period. These subscription revenues exclude charges for Federal Universal Service Fund (“FUSF”) assessments, dial-up services and other adjustments. In addition, these subscription revenues include bills issued to customers that are classified as financially distressed and whose revenue is only recognized if cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes that Broadband, VoIP, Wireless and High-Capacity subscription revenues are useful measures for investors as they represent key indicators of the growth of the company’s core business.

4.	When the company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as “financially distressed” for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, there may be significant timing differences between the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.

5.	Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.

6.	Other revenues consist primarily of revenue recognized from amortization of prior period SAB 104 deferrals (refer to Note 7 below for a discussion of SAB 104), FUSF billed to our customers and other revenues not subject to SAB 104 deferral because they do not relate to an on-going customer relationship or performance of future services.

7.	In accordance with SAB 104, the company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 to 48 months, using the straight-line method. The company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 to 48 months.

Condensed Consolidated Balance Sheet Data

	As of	As of	As of
	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006
Cash, cash equivalents, and short-term investments	$65,956	$55,648	$62,072
Restricted cash and cash equivalents	5,667	8,534	19,578
Accounts receivable, net	30,186	35,625	31,151
All other current assets	7,807	9,657	11,148

Total current assets	109,616	109,464	123,949
Property and equipment, net	71,353	72,300	87,586
Collocation fees and other intangible assets, net	14,499	16,604	22,768
Goodwill	50,002	50,002	50,002
Deferred costs of service activation	23,580	25,920	24,268
Deferred debt issuance costs, net	2,209	2,623	3,823
All other long-term assets	1,470	1,765	912

Total assets	$272,729	$278,678	$313,308

Total current liabilities	$97,594	$89,839	$101,670
Long-term debt	172,461	172,461	167,240
Other long-term liabilities	38,944	42,687	42,044
Total stockholders’ equity (deficit)	(36,270)	(26,309)	2,354

Total liabilities and stockholders’ equity (deficit)	$272,729	$278,678	$313,308

Page1

Condensed Consolidated Statements of Operations Data

	Three Months Ended			Twelve Months Ended
	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006	Dec 31, 2007	Dec 31, 2006
Revenues, net	$121,594	$121,878	$119,456	$484,207	$474,304
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	84,795	86,950	84,325	346,876	328,474
Benefit from federal excise tax adjustment	—	—	—	—	(19,455)
Selling, general and administrative	26,581	25,064	29,267	111,434	127,380
Depreciation and amortization of property and equipment	10,042	10,137	9,938	41,985	34,876
Amortization of collocation fees and other intangible assets	2,268	2,322	2,411	9,284	9,949
Provision for post-employment benefits	229	66	137	1,652	1,597
Provision for arbitration award	7,338	—	—	7,338	—

Total operating expenses	131,253	124,539	126,078	518,569	482,821

Loss from operations	(9,659)	(2,661)	(6,622)	(34,362)	(8,517)

Other expense, net	(2,285)	(2,243)	(1,820)	(8,605)	(5,432)

Net loss	$(11,944)	$(4,904)	$(8,442)	$(42,967)	$(13,949)

Loss per common share:
Basic	$(0.04)	$(0.02)	$(0.03)	$(0.14)	$(0.05)

Diluted	$(0.04)	$(0.02)	$(0.03)	$(0.14)	$(0.05)

Weighted-average number of common shares outstanding
Basic	298,044	298,013	295,683	297,489	290,262

Diluted	298,044	298,013	295,683	297,489	290,262

Gross Margin (Note 1)	$36,799	$34,928	$35,131	$137,331	$145,830
%	30.3%	28.7%	29.4%	28.4%	30.7%

A-EBITDA Calculation (Note 2)

	Three Months Ended			Twelve Months Ended
	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006	Dec 31, 2007	Dec 31, 2006
Net loss	$(11,944)	$(4,904)	$(8,442)	$(42,967)	$(13,949)
Plus: Other expense, net	2,285	2,243	1,820	8,605	5,432
Depreciation and amortization of property and equipment	10,042	10,137	9,938	41,985	34,876
Amortization of collocation fees and other intangible assets	2,268	2,322	2,411	9,284	9,949
Provision for arbitration award	7,338	—	—	7,338	—
Employee stock-based compensation	570	519	958	2,181	3,244

A-EBITDA	$10,559	$10,317	$6,685	$26,426	$39,552

Consolidated Revenue Data

	Three Months Ended			Twelve Months Ended
(Note 3 through 7)	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006	Dec 31, 2007	Dec 31, 2006
Broadband subscription revenue	$92,265	$92,916	$93,100	$370,887	$373,658
VoIP subscription revenue	10,873	10,615	8,483	40,304	27,752
Wireless subscription revenue	3,763	3,679	3,377	14,497	10,872
High-capacity circuit subscription revenue	4,221	4,131	4,724	17,300	18,574

Total subscription revenue	111,122	111,341	109,684	$442,988	$430,856

Other revenue, net	10,472	10,537	9,772	41,219	43,448

Revenues, net	$121,594	$121,878	$119,456	$484,207	$474,304

Subscription revenue from Legacy products
Broadband — Consumer ADSL	$15,809	$16,456	$20,028	$68,580	$88,089
Broadband — Business SDSL & Frame Relay	32,666	33,938	37,407	137,909	154,872
High-capacity circuits	4,221	4,131	4,724	17,300	18,574

Total subscription revenue from Legacy products	52,696	54,525	62,159	223,789	261,535

Subscription revenue from Growth products
Broadband — T1, Business ADSL, LPVA	43,790	42,522	35,665	164,398	130,697
VoIP	10,873	10,615	8,483	40,304	27,752
Wireless	3,763	3,679	3,377	14,497	10,872

Total subscription revenue from Growth products	58,426	56,816	47,525	219,199	169,321

Total subscription revenue	111,122	111,341	109,684	442,988	430,856
Other revenue, net	10,472	10,537	9,772	41,219	43,448

Revenue, net	$121,594	$121,878	$119,456	$484,207	$474,304

Direct subscription revenue	$44,026	$43,736	$41,460	$172,434	$155,528
Wholesale subscription revenue	67,096	67,605	68,224	270,554	275,328

Total subscription revenue	$111,122	$111,341	$109,684	$442,988	$430,856

Key Operating Data

	As of
	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006
End of Period Lines (EOP)
Company
Business	226,604	230,182	236,956
Consumer	260,647	274,898	282,059

Total Company	487,251	505,080	519,015

Wholesale
Business	163,261	166,078	171,647
Consumer	253,183	266,671	271,311

Total Wholesale	416,444	432,749	442,958

Direct
Business	63,343	64,104	65,309
Consumer	7,464	8,227	10,748

Total Direct	70,807	72,331	76,057

Direct VoIP
Customers	2,315	2,340	1,623
Stations	56,005	56,966	49,987
Sites	4,024	4,035	2,805

Direct Wireless
Subscribers	3,540	3,582	3,493

Average Revenue per User (ARPU)

	Three Months Ended
	Dec 31, 2007	Sep 30, 2007	Dec 31, 2006
Company
Business	$107	$105	$101
Consumer	$24	$24	$24

Total Company	$62	$61	$59

Wholesale
Business	$90	$88	$84
Consumer	$24	$24	$24

Total Wholesale	$49	$48	$47

Direct
Business	$151	$150	$147
Consumer	$30	$30	$35

Total Direct	$138	$135	$130

Direct VoIP
Customers	$1,635	$1,665	$1,814
Stations	$64	$62	$58
Sites	$924	$926	$1,039

Business Outlook

A-EBITDA Calculation (Note 2)

	Full Year-2007
	Projected Range of Results
Total Revenue, net	$485.0	$505.0

Net loss	$(40.5)	$(26.5)
Plus: Other expense, net	9.5	8.5
Depreciation and amortization of property and equipment	43.0	41.0
Amortization of collocation fees and other intangible assets	10.0	9.5
Employee stock-based compensation	3.0	2.5

A-EBITDA (Note 2)	$25.0	$35.0

FINAL TRANSCRIPT
DVW — Q4 2007 Covad Communications Earnings Conference Call
Event Date/Time: Feb. 13. 2008 / 5:00PM ET
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C O R P O R A T E P A R T I C I P A N T S
Mike Doherty
Covad Communications — Investor Relations
Charlie Hoffman
Covad Communications — President and CEO
Justin Spencer
Covad Communications — CFO
Doug Carlen
Covad Communications — General Counsel
C O N F E R E N C E C A L L P A R T I C I P A N T S
Tom Watts
Cowen & Company — Analyst
Ray Archibald
Kaufman Brothers — Analyst
P R E S E N T A T I O N
Operator
Ladies and gentlemen, thank you for standing by. Welcome to the Covad Communications fourth quarter earnings conference call. During today’s presentation, all parties will be in listen-only mode. Following the presentation, the conference will be open for questions.
(OPERATOR INSTRUCTIONS)
This conference is being recorded today, Wednesday, February 13, 2008.
I would like to turn the conference over to Mike Doherty.
Mike Doherty - Covad Communications — Investor Relations
Thank you, operator. Good afternoon, and welcome to Covad Communications’s fourth quarter 2007 conference call. Joining me on the call today are Charlie Hoffman, our President and CEO, Justin Spencer, our Chief Financial Officer, and Doug Carlen, our General Counsel. On today’s call, Charlie will discuss the business highlights for the quarter and Justin will follow with a review of our financial performance.
Before we begin, I’d like to remind you during the course of this conference call we may make estimates, projections or other forward-looking statements regarding the company. The company disclaims any obligation to update any projections, estimates or other forward-looking statements. We caution you that such statements are just projections, and actual events or results may differ materially based on certain risk factors. These risks include [unintended] developments and the risks described in the company’s SEC filings.
The information discussed in this call also includes disclosure of financial measures that are not prescribed terms under accounting principles generally accepted in the United States. These non-GAAP financial measures do not necessarily correlate to net loss, net income, cash provided by or used in operating activities, or revenue, and may be defined differently by other companies.
They should not be used in isolation or as alternatives to our operating and other financial information as determined under
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F I N A L T R A N S C R I P T
Feb. 13. 2008 / 5:00PM, DVW — Q4 2007 Covad Communications Earnings Conference Call
GAAP. For more details on these non-GAAP measures, as well as reconciliations to the most comparable GAAP measures, please refer to the company’s press release, earnings supplement presentation, and the form 8-K that has been filed with the SEC, all of which are available on our website at www.Covad.com. Lastly, some of the subject matter discussed on this conference call is addressed in proxy materials filed by Covad with the SEC, which may be obtained without charge at the SEC’s website. We urge you to read these materials because they contain important information.
I will now turn the call over to Charlie.
Charlie Hoffman - Covad Communications — President and CEO
Thank you, Mike, and thanks to everyone for joining us on our fourth quarter 2007 earnings conference call this afternoon. During today’s call I’ll provide an overview of our fourth quarter and full-year 2007 accomplishments, and Justin will review our fourth quarter and full year 2007 financial results. As always, we will end today’s call with your questions.
Before I discuss our results, I would like to provide an update on our agreement to be acquired by Platinum Equity. As we discussed in our last earnings call, Platinum Equity has agreed to acquire all outstanding shares of Covad in an all-cash transaction for $1.02 per share. The applied enterprise of this deal equates to approximately 10.8 times our third quarter 2007 annualized EBITDA, which we believe is an attractive valuation metric relative to recent comparable transactions. The transaction has no financing contingency. In January 2008 we filed a proxy statement for this transaction and on February 29th, 2008, we will hold a special stockholder meeting to vote upon the transaction. In addition to stockholder approval the transaction requires review and approval of federal regulatory bodies, specifically the Federal Communications Commission and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Act. All necessary filings have been completed and we anticipate no obstacles to obtaining these federal regulatory approvals. We’ve also filed applications for approval of the transaction with the necessary state regulatory bodies. We anticipate no obstacles to getting regulatory approval from the states, and we expect their responses over the next few months. Once we receive all necessary approvals, we will complete the transaction of Platinum Equity. We are confident this will occur sometime in the second quarter of 2008, as originally announced.
Now, to a summary of our fourth quarter results. In the fourth quarter of 2007 we posted strong adjusted EBITDA and cash flow results, capping off a year in which we focussed on making our business more profitable. Our adjusted EBITDA increased 58% from the fourth quarter of 2006, and we had a record cash flow quarter ending 2007, with a cash position up nearly $72 million. We continue to attract new customers and partners who seek the high performance and reliability of our business-class broadband services. We launched several products this past year, such as ADSL2 Plus, Bonded T1 and the Super T2.0 wireless service. We welcome new partners, such as Granite Telecom and Purecom, and work with existing partners to explore new opportunities, illustrated by mega parks launch of our ADSL2 plus services.
In the fourth quarter of 2007 we joined other competitive telecommunications providers to successfully oppose Verizon’s petition for forbearance from regulated rates in several East Coast markets. We applaud the FCC’s decision to deny Verizon forbearance, and maintain a stable regulatory environment. Along with the extension of the line sharing agreement with AT&T with announced earlier this year, this decision helps maintain the long-term stability of our cost structure, enabling us to more economically serve our customers. We continue to be proactive in regulatory matters and communicate our position at key policy makers in Washington, D.C. and the state capitols.
For the full year 2007 we achieved several significant financial and operating milestones. Subscription revenue from growth products increased by nearly $50 million or 30% from 2006, and surpassed legacy products, which are largely sold through wholesale channels, as a share of total revenue. At the same time. our direct channel subscription revenue grew 6% in 2007, when compared to 2006. Powered by growth of T1 Voice-Over IP and wireless broadband services. We continue to differentiate ourselves from our competitors by providing business class solutions to customers and partners who value our reliability and high quality of service. One of our partners is responsible for setting up broadband service for the traveling White House press
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F I N A L T R A N S C R I P T
Feb. 13. 2008 / 5:00PM, DVW — Q4 2007 Covad Communications Earnings Conference Call
corps. When the president visited the San Francisco area last month, this partner chose Covad to provide fast, effective wireless broadband service for this important event. An added benefit was that we installed the service on short notice the day before the event.
Another Covad differentiator is our national business class broadband footprint, which is ideal for distributed enterprises such as major retailers, restaurants and hotels. Starbucks, which has been recently in the news because of its new Wi-Fi initiative, is among the many companies that rely on our national capabilities. Working with a partner, Starbucks utilizes Covad DSL to power their store’s communications and point of sales systems, as well as a backhaul connection for their in-store and Wi-Fi networks.
I’d now like to highlight some significant operational improvements that helped us achieve results in the past year. Covad operates the only national next generation broadband network. In 2007 peak traffic on our network increased by 40%. Despite this increase in bandwidth demand, we decreased the cost to operate our network by nearly 5%. A continued focus for us in 2008, this illustrates how we are increasing our efficiency and reducing costs while continuing to serve our customers as their business needs expand. Covad is one of the few providers in our industry to operate our own field technician organization. We believe strongly that this differentiates us from our competitors, and contributes to a unique and positive customer experience.
Still, we are constantly looking for ways to make this organization more efficient. In 2007, we decreased the number of monthly technician dispatchers by over 41%, meaning that our technicians are completing installations and repairs in less time with fewer visits and interruptions for our customers. In addition, our highly trained customer operations organization is doing a better job of resolving customer inquiries without dispatching a technician. Approximately half of our field technician work force is outsourced, providing us with the flexibility to scale that organization up or down based on customer demand. The field technician organization is managed by a highly capable internal team with an average tenure of approximately 9 years, enabling to pass along their expertise in satisfying customers.
Lastly, we continue to become more efficient in handling customer calls. We understand that our small business customers don’t have time to spend on the phone getting simple questions answered. In 2007 we processed almost 2 million calls through our user-friendly interactive voice-response system or IVR. This system cost-effectively enables us to handle the cost call load without significantly expanding our costs and customer support activities. In 2008 we’ll continue to implement similar economical changes throughout our business. Throughout the quarter, 2007, and the year, our focus has been efficiently growing our business while meeting the needs of our customers and we’ll continue to use this successful strategy into 2008 and beyond.
We have recently reorganized our business into three distinct units focussed on wholesale, Covad branded services and wireless. This better enable us to achieve near- and long-term business goals, such as expanding profit margins and cash flow, since business unit general managers will be fully responsible for the financial performance of their organizations. We approach these activities with a deep experience in financial discipline earned over our decade-plus leadership in the broadband industry.
That completes my review of fourth quarter, Justin will share with you our fourth quarter and full year 2007 financial results.
Justin Spencer - Covad Communications — CFO
Thank you, Charlie and hello to everyone on the call. I’ll first go over our fourth quarter 2007 financial results and then provide a brief summary of the 2007 fiscal year results. Please note that references to revenue represent subscription revenue, with the exception of two references that are called total revenue on a GAAP basis.
Total company revenue on a GAAP basis in the fourth quarter of 2007 was $121.6 million compared to $119.5 million in the fourth quarter of 2006. A highlight in the quarter was solid growth in our direct and growth product revenue categories. Direct revenue increased over 6% from the fourth quarter of 2006 to $44 million, and now comprises nearly 40% of our total subscription
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F I N A L T R A N S C R I P T
Feb. 13. 2008 / 5:00PM, DVW — Q4 2007 Covad Communications Earnings Conference Call
revenue. Products such as business class ADSL, T1 and VoIP are the key growth drivers for our direct business. Revenue from our growth products in the fourth quarter of 2007 was $58.4 million, a 23% increase over the fourth quarter of 2006.
This revenue stream, now over $230 million, annualized, has been a key contributor to our improving gross margins and EBITDA results over the last few quarters. Individually our growth solutions performed well in the fourth quarter. Combined T1 business class ADSL and line powered voice access revenue grew 23% to $43.8 million from the fourth quarter of 2006, and now accounts for 39% of our subscription revenue. Revenue from line powered voice decreased in the fourth quarter due to lower sales volumes; but we are collaborating very closely with Earthlink and are optimistic that line powered voice will be a solid-performing, differentiated product for us over the long run.
Voice-Over IP revenue for the fourth quarter grew 28% to $10.9 million from the fourth quarter of 2006, and now accounts for 10% of our subscription revenue. In 2008 we will continue to refine this product to improve our margins and make these services more attractive to a wider range of business customers. Wireless revenue for the fourth quarter of 2007 grew 11% from the fourth quarter of 2006, to $3.7 million. Our wireless business continues to provide us with high margin solutions and was augmented in 2007 by introduction of Super T, 2 mega bits per second service, which affords high-wireless broadband to businesses. Legacy products for the fourth quarter of 2007 totalled $52.7 million, a decrease of nearly 15% from the fourth quarter of 2006, largely attributed to the decline in wholesale consumer ADSL and business ADSL revenue. However, when compared to the third quarter of 2007, legacy revenue only declined $1.8 million, the smallest quarterly reduction since late 2005. We are pleased with this result, as it shows, the steps we have taken to practically manage the decline of legacy revenue screen are helping, including upgrading customers to higher speed products, and saving customers with targeted offers when they have the highest propensity to disconnect. As a result, total monthly churn in the fourth quarter of 2007 reached the low point of the year.
Now, I’d like to spend a few moments discussing our profitability and cash flow metrics for the fourth quarter of 2007. Adjusted EBITDA was $10.6 million, up nearly 60% from the fourth quarter of 2006. Included in our fourth quarter adjusted EBITDA is $2.1 million of expenses related to the Platinum Equity transaction. Excluding these expenses, our adjusted EBITDA for the fourth quarter would have been $12.7 million in excess of 10% of revenue. Key drivers of our improving adjusted EBITDA results have been increasing gross margins and lowering SG&A expenses. Our gross margins increased again in the fourth quarter, surpassing 30% of revenue. This is the result of increasing revenue from higher margin growth products, such as T1, Voice-Over IP and wireless, lower network costs and execution of efficiency initiatives in our provision and customer support organization, that Charlie outlined earlier.
We managed SG&A for the fourth quarter to under 22% of revenue, compared to nearly 25% in the fourth quarter of 2006; which equates to reduction of roughly $2.7 million or over or over $10 million on an annualized basis. The targeted cost reductions we announced in the second quarter of 2007 are complete and have been fully realized. It is important to note here that SG&A expenses will increase in the first quarter of 2008 when compared to the fourth quarter of 2007, just as they did last year, due to some seasonal expenses such as increased sales and marketing’s expenses at the inception of the new year. We will also continue to incur expenses related to the closing of the Platinum Equity transaction. As a result, adjusted EBITDA in the first quarter of 2008 will be lower than this last quarter, but we expect it to be significantly higher than it was in the first quarter of 2007. Our net loss in the fourth quarter of 2007 was $11.9 million compared to $8.4 million in the fourth quarter of 2006. Excluding a $7.3 million charge taken in the fourth quarter of 2007, as a result of a customer-related arbitration award, our net loss would have been $4.6 million, which represents a $3.8 million improvement when compared to the fourth quarter of 2006.
We have excluded this charge from our adjusted EBITDA because we believe it is not directly associated with the ongoing operations and financial performance of the business. We have filed a motion to vacate this arbitration award and are awaiting for the court’s decision. Furthermore, we have no other pending customer disputes similar to this matter. We continue to serve over 400 wholesale partners that are successfully deploying our broadband for a variety of purposes and are pleased with their service. Our voice optimized access is specifically designed to provide a better quality experience for customers who use Voice-Over IP on our broadband lines.
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F I N A L T R A N S C R I P T
Feb. 13. 2008 / 5:00PM, DVW — Q4 2007 Covad Communications Earnings Conference Call
Cash flow for the fourth quarter of 2007 was a positive $7.4 million, which includes $14 million of cash flow from operations. Included in the fourth quarter of 2007 cash flow was roughly $750,000 received from the [CONA] settlement. We received the remainder of the settlement, approximately $4 million, in the fourth first quarter of 2008 net of legal costs. This cash flow performance of the fourth quarter of 2007 is a record for Covad Communications and driven was primarily by solid adjusted EBITDA and improved collections. We ended 2007 with total cash balance of nearly $72 million. It is unlikely that we will achieve this level of cash flow in the first quarter of 2008, but our goal is to be cash flow positive for the full 2008 fiscal year. Having given you a snapshot of our fourth quarter 2007 results let me now summarize the full 2007 fiscal year. As Charlie mentioned, our primary goal in 2007 was to translate the investments we had made in 2006 to revenue growth and improved profitability. Total company revenue on a GAAP basis grew 2% in 2007 to $484.2 million. The investment in next generation technologies such as fixed wireless, bonded T1, ADSL2 plus, was the key driver of our strong revenue increase of growth products, which increased by nearly $50 million or 30% from 2006. These growth products are differentiated in the market and customers that used them generally stay with Covad longer than those that use our legacy products. Our increased scale with these growth products, along with our focus on lowering our network and operating costs, resulted in a 31% improvement in adjusted EBITDA when compared with 2006, excluding the benefit of a $19.5 million transaction tax adjustment realized in the second quarter of 2006.
Our net loss for 2007 was $42.9 million compared to $13.9 million in 2006. Excluding the $19.5 million transaction tax benefit in 2006 and the $7.3 million charge related to the previously discussed customer arbitration award, our net loss increased by $2.2 million primarily as a result of higher depreciation and interest expenses associated with the next-generation technology investments we made in 2006. Our cash flow performance in 2007 improved significantly from 2006 and in 2007 with a record quarter of over $7 million in positive cash flow. In 2008 we intend to build on this momentum and continued to execute our strategy expecting even higher returns from the investments we have made.
That concludes my financial summary for the fourth quarter of fiscal year 2007. Given the pending transaction with Platinum Equity, which we expect to close in the second quarter of 2008, we will not provide financial guidance for 2008.
Now back to Charlie.
Charlie Hoffman - Covad Communications — President and CEO
Thank you, Justin.
I would like to conclude by reiterating our enthusiasm and confidence in our business, as we work towards completing the transaction with Platinum Equity and profitably growing our business in 2008. In addition, we will optimize our network and systems assets to take advantage of new opportunities and better serve customers. As always, we will approach our business with financial discipline and expand profit margin and cash flow. So we appreciate your participation in today’s call and your interest in Covad over the past year.
With that, we open it up to your questions.
Q U E S T I O N S A N D A N S W E R S
Operator
Thank you. We will now begin the question-and-answer session. (OPERATOR INSTRUCTIONS) Our first question comes from the line of Tom Watts with Cowen & Company. Please go ahead.
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F I N A L T R A N S C R I P T
Feb. 13. 2008 / 5:00PM, DVW — Q4 2007 Covad Communications Earnings Conference Call
Tom Watts - Cowen & Company — Analyst
Good evening, and congratulations on the numbers. It is—did you say that the expenses associated with the Platinum Equity deal, they were 2.3 million?
Charlie Hoffman - Covad Communications — President and CEO
2.1 million, Tom.
Tom Watts - Cowen & Company — Analyst
2.1 million. So you saw a nice margin improvement in the quarter, and I know that you highlighted some of the things that you were doing, but is there a single line item where we saw the most cost reduction that—that gave us the margin improvement, or was it just related to revenue mix?
Charlie Hoffman - Covad Communications — President and CEO
Part of it is revenue mix but we have- the biggest driver, Tom, has been the improvement in our network costs. We’ve been undergoing a number of initiatives this year and that will continue into 2008 to drive down our network costs. Our network costs are approximately $100 million annually, and so this year we’ve taken out several million dollars in costs, which directly affects the cost of sales line and, as a result, the gross margin line. In addition, we’ve also consolidated organizationally the customer support organization and the field technician organization under one roof, and have realized some operating synergies as a result, which has been another important driver also included in the cost of sales and reflected in gross margin.
Tom Watts - Cowen & Company — Analyst
Okay. And then on the closing of the Platinum Equity deal, are there any things that can get in the way of that at this point? And are there breakup term at all under the deal? And can you just give us an update on, you know, ranges—any potential delays in closing?
Doug Carlen - Covad Communications — General Counsel
All right. Well this is Dous Carlen. The agreement does have a breakup fee. That is only if Covad tries to get out of the transaction and there is specific terms in the agreement that govern how that can happen. So in terms of any kind of breakup fees, that is the only provision along those lines. In terms of other closing conditions, the major one is really the approvals. As we mentioned, those are all with the appropriate government authorities, state and federal, and it’s going smoothly at this point and we’re just waiting to hear back on those at this stage.
Tom Watts - Cowen & Company — Analyst
Okay. Thanks very much.
Operator
Thank you, and our next question comes from the line of Ray Archibald with Kaufman Brothers. Please go ahead.
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F I N A L T R A N S C R I P T
Feb. 13. 2008 / 5:00PM, DVW — Q4 2007 Covad Communications Earnings Conference Call
Ray Archibald - Kaufman Brothers — Analyst
Just following up on that, how many states do you need the approval for, and I judge from your comments that you have not received any at this point, so they’re all outstanding, is that correct?
Doug Carlen - Covad Communications — General Counsel
No, we’ve already received some of the approvals. We haven’t been announcing specific date approvals as they come in. But we applied in approximately 14 states.
Ray Archibald - Kaufman Brothers — Analyst
And how many have you received approval for, then?
Doug Carlen - Covad Communications — General Counsel
I don’t have the exact count off the top of my head but it is several of them, already.
Ray Archibald - Kaufman Brothers — Analyst
Okay. And -all right. That was actually the only question that I really had. Thank you.
Charlie Hoffman - Covad Communications — President and CEO
Thank you. I’m showing there are no further questions in the queue, so I will turn it back over to management for any closing remarks. Again, thank you for your interest in Covad and look forward to talking to you in the future.
Operator
Ladies and gentlemen, that does conclude today’s Covad conference call. Thank you for your participation. You may now disconnect.
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